                                                                      EXHIBIT 21


                    ITEM NO. 21 SUBSIDIARIES OF ORGANIZATION

SMI Holdings, Inc.                             Texas
IT Network, Inc.                               Delaware
Interactive Channel, Inc.                      Delaware
Interactive Channel Technologies Inc.          Ontario, Canada
997758 Ontario Inc.                            Ontario, Canada
Cable Share International Inc.                 Barbados
Cableshare B.V.                                Netherlands
Cableshare (U.S.) Limited                      Illinois
1229501 Ontario Inc.                           Ontario, Canada